Exhibit 23.1

H	B	M

HANSEN, BARNETT & MAXWELL, P.C.
Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

International Isotopes, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 31, 2010, relating to the consolidated financial statements of International Isotopes, Inc., which appears in the Annual Report on Form 10-K of International Isotopes, Inc. for the year ended December 31, 2009.

We also consent to the use of our name and the reference to us in the “Experts” section of the Registration Statement.

 HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

December 13, 2010

Registered with the Public Company Accounting Oversight Board	5 Triad Center, Suite 750, Salt Lake City, Utah 84180-1128 Tel 801-532-2200 FAX 801-532-7944 www.hbmcpas.com

	ADDING VALUE	NOT COMPLEXITY